Exhibit 10.1

COHERENT CORP.

INDUCEMENT AWARD AGREEMENT (RESTRICTED SHARE UNITS)

THIS INDUCEMENT AWARD AGREEMENT (RESTRICTED SHARE UNITS) (this “Agreement”) is dated as of October 11, 2024 (the “Grant Date”), by and between Coherent Corp., a Pennsylvania corporation (“Coherent”), and Sherri R. Luther, the newly hired Chief Financial Officer and Treasurer of Coherent (the “Recipient”), all as contemplated by the offer letter of employment by and between Coherent and Recipient dated October 10, 2024 (the “Offer Letter”).

Reference is made to the Employee Grant Details found on the Solium Shareworks system at https://Shareworks.Solium.com (or any successor system selected by Coherent) (the “Solium Shareworks System”). Employee Grant Details for a specific Award can be found by clicking on such Award listed in the Stock Options and Awards section under the Portfolio tab (the “Employee Grant Details”) of the Solium Shareworks System.

This Award constitutes a non-plan “employment inducement award” as contemplated by New York Stock Exchange Listing Rule 303A.08 and is therefore not made pursuant to the Coherent Corp. Omnibus Incentive Plan as amended and restated effective November 9, 2023 (as may be amended and/or restated from time to time, the “Plan”). Nonetheless, the terms and provisions of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if this Award was granted pursuant to the Plan. Capitalized terms used but not defined herein will have the same meaning as defined in the Plan. A copy of the Plan can be found on the Solium Shareworks System, and/or the applicable Employee Grant Details. Reference further is made to the prospectus relating to the Plan, which also may be found on the Solium Shareworks System. This Agreement shall constitute an Award Agreement as that term is defined in the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Recipient and Coherent agree as follows:

1. Inducement Award – Restricted Share Units. Coherent hereby grants to the Recipient an Award of Restricted Share Units, as specified in the Employee Grant Details. For the purposes of this Agreement, a “Restricted Share Unit” is the contingent right to receive the equivalent of one (1) Share, in the event the Restricted Share Unit vests and becomes payable pursuant to the terms of this Agreement. Restricted Share Units shall be payable and settled solely in Coherent Shares.

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

2. Restrictions. Except as otherwise provided in this Agreement, the Restricted Share Units shall vest and become payable, subject to the terms of the Plan, as follows:

Vesting Date	% Vesting
First anniversary of Grant Date	33%
Second anniversary of Grant Date	33%
Third anniversary of Grant Date	34%

Only a whole number of Restricted Share Units shall become vested as of any given vesting date. If the number of Restricted Share Units determined as of a vesting date is a fractional number, the number vesting shall be rounded down to the nearest whole number with any fractional portion carried forward. Restricted Share Units that have not vested may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Restricted Share Units that have not vested shall be subject to forfeiture as provided in Section 3. Upon the Recipient’s Separation from Service due to death or permanent and total disability, as defined in Code Section 22(e)(3) (a “Disability”), any unvested Restricted Share Units shall immediately vest and payment in respect thereof shall be made to the Recipient no later than the seventy-fifth (75th) calendar day following the date of Separation from Service.

3. Other Separation from Service. If the Recipient incurs a Separation from Service for any reason other than those described in Section 2 or Section 4, any Restricted Share Units which have not yet vested, as of the date of the Recipient’s Separation from Service, shall be immediately forfeited by the Recipient and the Recipient shall not be entitled to any compensation for lost vesting; provided, however, (i) the Committee may determine that all or a portion of the Recipient’s Restricted Share Units shall vest and be issued if the Recipient incurs a Separation from Service under such special circumstances as the Committee deems appropriate, and (ii) the Restricted Share Units shall be subject to any more favorable vesting provisions applicable to the Recipient under any Company severance plan in which the Recipient participates or written agreement by the Company with the Recipient, subject to the terms and conditions of any such applicable plan or agreement, which, for the avoidance of doubt, includes the Company’s Revised Executive Severance Plan (the “RESP”) and the related Participation Agreement signed by the Recipient under the RESP (the “Participation Agreement”).

4. Change in Control; Adjustments to Payments.

(a) Change in Control. Upon a Change in Control, the Award shall be treated in accordance with Section 10 of the Plan, or, if better, in accordance with the terms and conditions of the RESP and Participation Agreement for a “Qualifying Termination” during a “CIC Period,” with such terms, as well as “Cause” and “Good Reason” for purposes of Section 10 of the Plan, as defined in the RESP and Participation Agreement.

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

(b) Adjustments to Payments.

(i) Notwithstanding any provision to the contrary in this Agreement, if it is determined that any payment or distribution by the Company to the Recipient or for the Recipient’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Code Section 4999, or any interest or penalty is incurred by the Recipient with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Recipient retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Recipient received all of the Payments. The Payments shall be reduced or eliminated by first reducing or eliminating the portion of the Payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the determination.

(ii) All determinations required to be made under this Section 4(d), including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by Coherent from among the four (4) largest accounting firms in the United States or any nationally-recognized financial planning and benefits consulting company (the “Accounting Firm”), which shall provide detailed supporting calculations both to Coherent and to the Recipient within fifteen (15) business days of the receipt of notice from the Recipient that there has been a Payment, or such earlier time as is requested by Coherent. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Coherent shall appoint another nationally-recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Coherent. If the Accounting Firm determines that no Excise Tax is payable by the Recipient, it shall furnish the Recipient with a written opinion that failure to report the Excise Tax on the Recipient’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Recipient.

5. Delivery of Shares; Payment. Except as otherwise provided in Section 2 or Section 4, Coherent shall cause a stock certificate (or equivalent electronic book entry) representing Shares equal to the number of Restricted Share Units vested and payable under this Agreement to be issued to the Recipient on the applicable vesting date specified in the schedule in Section 2 or on such other date as specified under this Agreement (or as soon as administratively practicable thereafter, but in no event later than the seventy-fifth (75th) calendar day following such applicable vesting date). Notwithstanding the foregoing, the Company, at its sole discretion, may settle the Award in cash if necessary or appropriate for legal or administrative reasons based on laws in the Recipient’s jurisdiction. If the Restricted Share Units are settled in cash, Coherent

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

shall pay to the Recipient an amount in cash equal to the product of (a) the number of Restricted Share Units vested and payable on the applicable vesting date specified in the schedule in Section 2 and (b) the Fair Market Value on such applicable vesting date, with such cash payment being made within the time period specified in this Section 5. In the event of the death of the Recipient, delivery of the applicable form of consideration set forth in this Section 5 shall be made to the Recipient’s estate.

6. Limitation of Rights; Dividend Equivalents. The Recipient shall not have any rights of ownership of the Shares underlying the Restricted Share Units, including voting rights or the rights to receive dividends or other distributions, before the vesting of this Award. The Recipient, however, shall be entitled to receive a cash payment equal to the cash dividends that would have been paid during the applicable vesting period (i.e., the period from the Grant Date through the applicable vesting date or earlier vesting event pursuant to Section 2 or Section 4) on the number of Shares underlying the Restricted Share Units then vesting if such Shares had been issued and outstanding during the applicable vesting period. Such cash dividend equivalents will not vest or be paid prior to vesting of the Restricted Share Units to which they relate, as specified in this Agreement, and will be subject to cancellation and forfeiture to the same extent that the related Restricted Share Units do not vest or are forfeited.

7. Nontransferability. Except as otherwise provided in the Plan, the Restricted Share Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Restricted Share Units in violation of this Section or the Plan shall render this Award null and void.

8. Adjustments. Upon any event described in Section 12 of the Plan (entitled “Adjustments”) or any successor provision thereto, the terms of such Section 12 of the Plan or any successor provision thereto shall apply to this Award.

9. Fractional Shares. Coherent shall not be required to issue any fractional Shares pursuant to this Award, and notwithstanding Section 2 of this Agreement, Coherent may round fractional Shares down to the nearest whole Share.

10. Responsibility for Taxes.

(a) Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Recipient’s participation in the Plan (“Tax-Related Items”), the Recipient acknowledges that the ultimate liability for all Tax-Related Items owed by the Recipient is and remains the Recipient’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of this Award or the subsequent sale of Shares acquired pursuant to this Award; and (ii) does not commit to structure the terms of the grant or any aspect

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

of this Award to reduce or eliminate the Recipient’s liability for Tax-Related Items or achieve a particular tax result. Further, if the Recipient is subject to Tax-Related Items in more than one jurisdiction, the Recipient acknowledges and agrees that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Recipient authorizes the Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following: (i) withholding from the Recipient’s wages or other cash compensation paid to the Recipient by the Company; (ii) withholding from the proceeds of the sale of Shares acquired upon vesting of this Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Recipient’s behalf pursuant to this authorization) without further consent; (iii) withholding Shares to be issued upon vesting of this Award; or (iv) any other method determined by the Committee and permitted by applicable laws. Notwithstanding the foregoing, if the Recipient is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Company will withhold in Shares issuable at vesting of the Award upon the relevant withholding event, unless otherwise determined by the Committee.

(c) The Company may withhold or account for Tax-Related Items by considering applicable withholding rates, including maximum applicable rates, in which case the Recipient may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, the Recipient may seek a refund from the local tax authorities. In the event of under-withholding, the Recipient may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Recipient is deemed to have been issued the full number of Shares, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items.

(d) Finally, the Recipient shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Recipient’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds from the sale of Shares if the Recipient fails to comply with the Recipient’s obligations in connection with the Tax-Related Items as described in this Section 10.

11. Plan Provisions. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control, except that capitalized terms specifically defined in this Agreement shall have the meaning given to them in this Agreement with respect to their usage in this Agreement, notwithstanding the definitions given to such terms in the Plan (which definitions shall control as they relate to the usage of such terms in the Plan).

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

12. No Continued Rights. The granting of this Award shall not give the Recipient any rights to similar grants in future years or any right to continuance of employment or other service with Coherent or its Subsidiaries, nor shall it interfere in any way with any right that the Company would otherwise have to terminate the Recipient’s employment or other service at any time, or the right of the Recipient to terminate his or her employment or other service at any time.

13. Rights Unsecured. The Recipient shall have only Coherent’s unfunded, unsecured promise to pay pursuant to the terms of this Agreement. The rights of the Recipient hereunder shall be that of a general unsecured creditor of Coherent and the Recipient shall not have any security interest in any assets of Coherent.

14. Restrictive Covenants.

(a) While the Recipient is employed by the Company (including its Subsidiaries) and for a period of one (1) year after the Recipient’s Separation from Service for any reason (the “Restricted Period”), the Recipient will not directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by the Recipient to solicit, any employee or independent contractor of Coherent or its Subsidiaries to leave the employ or service of Coherent or its Subsidiaries. The Restricted Period will be tolled during and for any period of time during which the Recipient is in violation of the restrictive covenants contained in this Section 13(a) and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Recipient is in compliance with the restrictive covenants contained in this Section 13(a) will not exceed the one (1)-year period set forth above.

(b) The Recipient acknowledges that certain materials, including information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Coherent and its Subsidiaries constitute proprietary confidential information and trade secrets. Accordingly, the Recipient will not at any time during or after the Recipient’s employment with the Company or a Subsidiary disclose or use for the Recipient’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company (including its Subsidiaries), any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to Coherent and its Subsidiaries or which is generally known to the industry or the public other than as a result of the Recipient’s breach of this covenant. The Recipient agrees that, upon the Recipient’s Separation from Service for any reason, the Recipient will immediately return to Coherent all property of Coherent and its Subsidiaries including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of Coherent and its Subsidiaries, except that the Recipient may retain personal items. The Recipient further agrees that the Recipient will not retain or use for the Recipient’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Coherent and its Subsidiaries.

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

(c) Nothing herein is intended to or shall limit, prevent, impede or interfere with the Recipient’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Further, the Recipient understands that pursuant to the Defend Trade Secrets Act of 2016, the Recipient shall not be held criminally, or civilly, liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, the Recipient understands that he or she may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, the Recipient understands that if he or she files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, the Recipient may disclose the trade secret to the attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and the Recipient does not disclose the trade secret except pursuant to court order.

15. Data Collection and Usage. Pursuant to applicable data protection laws, the Recipient is hereby notified that the Company collects, processes, uses and transfers certain personally-identifiable information about the Recipient for the exclusive legitimate purpose of granting Restricted Share Units and implementing, administering and managing the Recipient’s participation in the Plan. For California residents, the categories of personal, including sensitive personal information, are identifiers, characteristics of protected classifications under California or federal law, professional or employment related information, social security, driver’s license, state identification card, or passport number, and any personal information that identifies, relates to, describes, or is capable of being associated with a particular individual. The personal information is not sold or shared for cross-context behavioral advertising. For additional information, please see Exhibit E of the Global Employee Data Privacy Policy and Notice which can be found at: Policy Center - PVY-001 Employee Privacy Policy and Notice - All Documents (sharepoint.com).

16. Remedies; Clawback.

(a) Coherent and the Recipient acknowledge and agree that that any violation by the Recipient of any of the restrictive covenants contained in Section 14 would cause immediate, material and irreparable harm to Coherent and its Subsidiaries which may not adequately be compensated by money damages and, therefore, Coherent and its Subsidiaries shall be entitled to injunctive relief (including one (1) or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

otherwise for such a violation, including the right to have such covenants specifically enforced by any court of competent jurisdiction, the rights under Section 14(b), and the right to require the Recipient to account for and pay over to Coherent all benefits derived or received by the Recipient as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by Coherent.

(b) In the event that the Recipient violates or breaches any of the covenants set forth in Section 14, the Restricted Share Units (whether vested or unvested) and the right to receive Shares in exchange for such Restricted Share Units shall be forfeited. Coherent shall also have the right, in its sole discretion, in addition to any other remedies or damages provided by law, in equity or otherwise, to demand and require the Recipient, (i) to the extent that any cash payment was received with respect to such Restricted Share Units, to return and transfer to Coherent any such cash payment, (ii) to the extent that any Shares were received with respect to such Restricted Share Units, to return and transfer to Coherent any such shares directly or beneficially owned by the Recipient, and (iii) to the extent that the Recipient sold or transferred any such Shares, to disgorge and/or repay to Coherent any profits or other economic value (as determined by Coherent) made or realized by the Recipient with respect to such Shares, including the value of any gift thereof.

(c) This Award, and any amounts or benefits received or outstanding under the Plan, as well as any other incentive awards previously granted to the Recipient by the Company, shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time, including the requirements of (a) Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (including any rules implementing those statutory requirements adopted under the Exchange Act or by the applicable exchange on which Shares are listed), (b) similar rules under the laws of any other jurisdiction, and (c) any policies adopted by the Company to implement such requirements. The Recipient acknowledges and consents to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Recipient, whether adopted prior to or following the Grant Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and agrees that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

17. Recipient Acknowledgments. The Recipient acknowledges and agrees that (a) as a result of the Recipient’s previous, current and future employment with the Company, the Recipient has had access to, will have access to and/or possesses or will possess confidential and proprietary information of Coherent and its Subsidiaries, (b) Coherent and its Subsidiaries are engaged in a highly competitive business and conduct such business worldwide, (c) this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Recipient’s employment for any period of time and does not change the at-will nature of the

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

Recipient’s employment, except as set forth in a separate written employment agreement between the Company and the Recipient, (d) the restrictive covenants set forth in Section 14 are necessary and reasonable in time and scope (including the period, geographic, product and service and other restrictions) to protect the legitimate business interests of Coherent and its Subsidiaries, (e) the remedy, forfeiture and payment provisions contained in Section 16 are reasonable and necessary to protect the legitimate business interests of Coherent and its Subsidiaries, (f) acceptance of this Award and the Restricted Share Units and agreement to be bound by the provisions hereof is not a condition of the Recipient’s employment and (g) the Recipient’s receipt of the benefits provided under this Agreement is adequate consideration for the enforcement of the provisions contained in Section 14 and Section 16.

18. Severability; Waiver. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In particular, in the event that any of such provisions shall be adjudicated to exceed the time, geographic, product and service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product and service or other limitations permitted by applicable law. No delay or omission by Coherent in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Coherent on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

19. Notice. Coherent may require any notice required or permitted under this Agreement to be transmitted, submitted or received, by Coherent or the Recipient, via the Solium Shareworks System in accordance with the procedures established by Coherent for such notice. Otherwise, except as otherwise set forth in this Agreement, any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or by overnight carrier, to Coherent at the following address:

Coherent Corp.

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

or to the Recipient at his or her most recent home address on record with Coherent. Notices are effective upon receipt.

20. Controlling Law. The validity, construction and effect of this Agreement will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles thereof. The Recipient and Coherent hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of Pennsylvania and consent to the jurisdiction of any such court; provided,

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

however, that, notwithstanding anything to the contrary set forth above, Coherent may file an action to enforce the covenants contained in Section 14 by seeking injunctive or other equitable relief in any appropriate court having jurisdiction, including where the Recipient resides or where the Recipient was employed by the Company. The Recipient and Coherent also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought or injunctive or equitable relief sought in such court or any defense of inconvenient forum for the maintenance of such dispute and consent to the personal jurisdiction of any such court.

21. Entire Agreement. This Agreement (including the Plan and the Employee Grant Details), together with the Offer Letter provisions regarding Recipient’s inducement awards, contains the entire understanding between the parties and supersedes any prior understanding and agreements between them regarding the subject matter hereof with respect to this Award, and there are no other representations, agreements, arrangements or understandings, oral or written, between the parties relating to this Award which are not fully expressed herein. Notwithstanding anything to the contrary set forth in this Agreement, any restrictive covenants contained in this Agreement are independent, and are not intended to limit the enforceability, of any restrictive or other covenants contained in any other agreement between the Company and the Recipient.

22. Captions; Section References. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. Unless expressly provided otherwise, any reference in this Agreement to any Section refers to the corresponding Section of this Agreement.

23. Limitation of Actions. Any lawsuit commenced by the Recipient with respect to any matter arising out of or relating to this Agreement must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

24. Section 409A. This Agreement and this Award are intended to satisfy all applicable requirements of Section 409A or an exception thereto and shall be construed accordingly. Coherent may in its sole discretion, and without the Recipient’s consent, take any action it deems necessary to comply with the requirements of Section 409A or an exception thereto, including amending the terms of this Award and this Agreement, in any manner it deems necessary to cause this Award and this Agreement to be excepted from Section 409A (or to comply therewith to the extent that Coherent determines that it is not excepted). Notwithstanding, the Recipient recognizes and acknowledges that Section 409A may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible. Notwithstanding anything to the contrary in this Agreement, if the Recipient is a Specified Employee, to the extent that the Award constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, any payment due to the Recipient under the Award upon Separation from Service will be delayed in accordance with Section 18 of the Plan.

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

25. Assignment. Except as provided in Section 6, the Recipient’s rights and obligations under this Agreement shall not be transferable by the Recipient, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by the Recipient shall be void. Coherent may assign/delegate all or any portion of this Agreement and its respective rights hereunder without prior notice to the Recipient and without the Recipient providing any additional consent thereto, whereupon the Recipient shall continue to be bound hereby with respect to such assignee/delegatee.

26. Electronic Delivery. Coherent may, in its sole discretion, deliver any documents or correspondence related to this Agreement, the Restricted Share Units, the Plan, the Recipient’s participation in the Plan or future awards that may be granted to the Recipient under the Plan, by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and to the Recipient’s participation in the Plan through an on-line or electronic system established and maintained by Coherent or another third party designated by Coherent, including the Solium Shareworks System. Likewise, Coherent may require the Recipient to deliver or receive any documents or correspondence related to this Agreement by such electronic means.

27. Further Assurances. The Company and the Recipient shall use commercially reasonable efforts to, from time to time at the request of the other party, without any additional consideration, furnish the other party such further information or assurances, execute and deliver such additional documents and take such other actions and do such other things, as may be necessary to carry out the provisions of this Agreement.

28. Compliance with Legal Requirements. Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of this Award prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Further, the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares. Subject to Section 409A, the Committee may postpone the issuance or delivery of Shares under this Award as the Committee may consider appropriate and may require the Recipient to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. The Recipient understands and agrees that the Company shall have unilateral authority to amend this Agreement without his or her consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

29. Imposition of Other Requirements. The Company reserves the right to impose other requirements on this Award to the extent that the Company determines that it is necessary or advisable in order to comply with local law or facilitate the administration of this Award and to require the Recipient to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

30. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Recipient’s participation in the Plan or the Recipient’s acquisition or sale of Shares. The Recipient understands and agrees that the Recipient should consult with his or her own personal legal and financial advisors regarding the Recipient’s participation in the Plan before taking any action related to the Plan.

31. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan or this Agreement.

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Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above. Electronic acceptance of this Agreement by the Recipient pursuant to Coherent’s instructions to the Recipient (including through the Solium Shareworks System) shall constitute execution of this Agreement by the Recipient. The Recipient agrees that his or her electronic acceptance of this Agreement, including via the Solium Shareworks System, shall constitute his or her signature, and that he or she agrees to be bound by all of the terms and conditions of this Agreement.

COHERENT CORP.

By:
Name: Chiew Mee Yong
Title: Chief Human Resources Officer

RECIPIENT

Electronic Acceptance via the Solium Shareworks System

Coherent Corp. Inducement Award (Restricted Share Units; CFO 3-year)

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